Exhibit 4.11
Dated 8 July 2010
(1) SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

(2) J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

and

(3) THE ROYAL BANK OF SCOTLAND N.V., HONG KONG BRANCH
PLACING AGREEMENT
relating to Shares in the share capital of
Semiconductor Manufacturing International Corporation
Linklaters
10th Floor, Alexandra House
Chater Road
Hong Kong
Telephone (852) 2842 4888
Facsimile (852) 2810 8133/2810 1695
Ref: L-180606

-i-

THIS PLACING AGREEMENT is made on 8 July 2010
BETWEEN:
(1)	SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, a company duly incorporated in the Cayman Islands whose principal place of business in Hong Kong is at Suite 3003, 30th Floor, 9 Queen’s Road Central, Hong Kong (the “Company”);

(2)	J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED, whose registered office is at 28/F Chater House, 8 Connaught Road Central, Hong Kong (“J.P. Morgan”); and

(3)	THE ROYAL BANK OF SCOTLAND N.V., HONG KONG BRANCH, whose registered office is at 38/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (“RBS”, and together with J.P. Morgan, the “Joint Placing Agents” or each a “Joint Placing Agent”).
WHEREAS:
(A)	At the date hereof, the Company has an authorised capital of US$20,000,000 divided into 50,000,000,000 Shares, of which 24,270,124,890 Shares have been issued and are fully paid up as at the date of this Agreement.

(B)	All of the issued Shares are currently listed on the Stock Exchange and American Depositary Shares over certain of the Shares are listed on the New York Stock Exchange.

(C)	The Company has agreed to appoint the Joint Placing Agents and each of the Joint Placing Agents has agreed, severally and not jointly, to act as agent for the purpose of procuring, as agent of the Company, placees for the Placing Shares on the terms and subject to the conditions herein contained.
NOW IT IS HEREBY AGREED as follows:
1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the recitals), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Agreement” means this placing agreement (as may be amended or varied from time to time by an agreement in writing duly executed by the Parties);

“Announcements” means the First Announcement and the Second Announcement;

“Associate” has the meaning ascribed thereto in the Listing Rules;

“Business Day” means any day (excluding a Saturday) on which banks are generally open for business in Hong Kong;

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

“Closing Date” means 15 July 2010 subject to the fulfilment of the Conditions or in the event that the Conditions are satisfied after 15 July 2010, on the Business Day after the satisfaction of the Conditions or such other date as the Company and the Joint Placing Agents may agree in writing;

“Companies Ordinance” means the Companies Ordinance (Cap 32 of the Laws of Hong Kong) for the time being in force;

“Completion” has the meaning ascribed in Clause 5.1;

“Conditions” has the meaning ascribed in Clause 4.1;

“Datang” means Datang Telecom Technology & Industry Holdings Co., Ltd.;

“Directors” means the directors of the Company for the time being;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“First Announcement” means the announcement dated the date hereof issued by the Company regarding the potential exercise of pre-emptive rights and release of lock-up undertaking by Datang and the potential exercise of pre-emptive rights by TSMC;

“General Rules” means the General Rules of CCASS from time to time in force;

“Group” means the Company and its subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

“Listing Committee” means the listing sub-committee of the board of directors of the Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited for the time being in force;

“Parties” means the named parties to this Agreement and their respective successors and permitted assigns and “Party” means each one of them;

“Placee” means any professional institutional and other investor whom any of the Joint Placing Agents has procured to subscribe for any of the Placing Shares pursuant to its obligations hereunder;

“Placing” means the private placing by or on behalf of the Joint Placing Agents, on a several basis, of the Placing Shares on the terms and subject to the conditions set out in this Agreement;

“Placing Price” means HK$0.52 per Share;

“Placing Shares” means 1,500,000,000 new Shares to be issued by the Company pursuant to the Placing;

“PRC” means the People’s Republic of China;

“Professional Investor Treatment Notice” means the notice from the Joint Placing Agents in the form set out in Schedule 1 to this Agreement;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” means Regulation S under the Securities Act;

“Rule 144A” means Rule 144A under the Securities Act;

“Second Announcement” means the announcement in relation to the Placing in the agreed form to be issued by the Company as soon as possible following the execution of this Agreement pursuant to the requirements under the Listing Rules;

“Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“Seller” has the meaning ascribed in Clause 2.2;

“SFC” means the Securities and Futures Commission;

“SFO” means the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) for the time being in force;

“Shares” means the ordinary shares of US$0.0004 each in the share capital of the Company;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“subsidiary” has the same meaning as in Section 2 of the Companies Ordinance;

“Takeovers Code” means The Code on Takeovers and Mergers and Share Repurchases issued by the SFC;

“Taxation” or “Tax” mean all forms of taxation whether of Hong Kong or elsewhere in the world whenever imposed and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties and levies and all penalties, charges, costs and interests relating thereto;

“TSMC” means Taiwan Semiconductor Company Limited;

“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“US$” means United States dollars, the lawful currency of the United States of America
1.2	In this Agreement, references to any statute, statutory provision, Listing Rule or a rule of the Takeovers Code include a reference to that statute, statutory provision, Listing Rule or a rule of the Takeovers Code as from time to time amended, extended or re-enacted.

1.3	In this Agreement, references to persons include references to bodies corporate, references to singular include references to the plural and vice versa; and words denoting one gender only shall include other genders.

1.4	Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.5	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.

1.6	References to Clauses, Sub-clauses and the Schedule are references to clauses and sub-clauses of and schedules to this Agreement.

2	APPOINTMENT OF THE JOINT PLACING AGENTS AND THE PLACING

2.1	Subject to the provisions of this Agreement, the Company hereby appoints each of the Joint Placing Agents as agent to the exclusion of all others, and each of the Joint Placing Agents, relying on the representations, warranties and undertakings herein contained and subject to the conditions as hereinafter mentioned, agrees, severally and not jointly, to act as agent for the Company to procure subscribers for the Placing Shares at the Placing Price (together with such brokerage, SFC transaction levy and Stock Exchange trading fee payable by the subscribers).

The obligations of the Joint Placing Agents under this Clause 2.1 to procure subscribers for the Placing Shares shall be several and not joint, and shall be limited to the extent of the number of Placing Shares set against their respective names below:

Joint Placing Agents	Number of Placing Shares

J.P. Morgan	1,350,000,000

RBS	150,000,000
2.2	Notwithstanding Clause 2.1, at any time, any of the Joint Placing Agents may elect that some or all of the Placing Shares up to the maximum of the number of Placing Shares set against its name in Clause 2.1 be subscribed for by it and/or its nominee(s) as principal from the Company at the Placing Price and, in that event, the Placing Shares may subsequently be sold by the Joint Placing Agent and/or its nominee(s) (each, a “Seller”) as principal to purchasers at any price(s) as the Seller in its discretion may determine, without being under any obligation to notify the Company of such election or of the number of Placing Shares so purchased as principal, or of the price(s) at which those Shares are sold to purchasers provided that any stamp duty payable in respect of such sale by a Seller as principal shall be borne by the relevant Seller.

2.3	The Company hereby confirms that the appointment set forth in Clause 2.1 confers on the Joint Placing Agents all powers, authorities and discretions on behalf of the Company which are reasonably and properly necessary for, or reasonably incidental to, the making of the Placing and hereby agrees to ratify and confirm everything which the Joint Placing Agents have done prior to the date of this Agreement or may lawfully do in the exercise of such powers, authorities and discretions in accordance with this Agreement.

2.4	J.P. Morgan (on behalf of the Joint Placing Agents) shall, no later than one Business Day after the date hereof, deliver to the Company written notice of the number of Placing Shares to be subscribed by each of the Placees.

2.5	The Placing Shares shall be offered to not less than six independent professional, institutional and/or individual investors in board lots of 1,000 Shares. Subject to the requirements of the Listing Rules, the choice of Placees for the Placing Shares shall be determined solely by the Joint Placing Agents after consultation with the Company. The Joint Placing Agents shall use reasonable endeavours not to place any of the Placing Shares to any “connected person” of the Company (as defined in the Listing Rules).

2.6	Each of the Joint Placing Agents hereby confirms that it has complied and will comply, for the purposes of the Placing, with the Placing Guidelines contained in the Listing Rules,

other relevant provisions of the Listing Rules and laws and regulations, to the extent they are material to the Placing.

2.7	Each of the Joint Placing Agents hereby warrants and undertakes, severally not jointly, to the Company as follows:
2.7.1	none of the Joint Placing Agents, their affiliates (as defined in Rule 501(b) of Regulation D) or any persons acting on their behalf (except for the Company and its respective affiliates in respect of which no representation is being given), directly or indirectly, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Placing Shares in the United States;

2.7.2	none of the Joint Placing Agents, their affiliates (as defined in Rule 405 under the Securities Act) or any persons acting on their behalf (except for the Company and its respective affiliates in respect of which no representation is being given) has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Placing Shares;

2.7.3	the Joint Placing Agents has offered the Placing Shares and will offer and sell the Placing Shares only in accordance with Rule 903 of Regulation S or to qualified institutional buyers (as defined in Rule 144A) in the United States pursuant to the exemption from registration requirements of Section 4(2) and/or Regulation D under the Securities Act; and

2.7.4	it will deliver to any Placee located in the United States a form of placing letter, substantially in the same form as one of the two copies which have been previously provided to the Company.
3	ANNOUNCEMENT

The Company shall release, or cause to be released, for publication, as soon as possible upon the execution of this Agreement, the Second Announcement, provided that it shall not release, or cause to be released, for publication the Second Announcement without the prior written consent of the Joint Placing Agents (and for the purposes of this Clause, such notice can be served by email by the Joint Placing Agents or their legal advisers) (the consent of which shall not be unreasonably withheld or delayed).

4	CONDITIONS OF PLACING

4.1	Completion is conditional upon:
4.1.1	the Listing Committee of the Stock Exchange granting listing of and permission to deal in the Placing Shares (and such listing and permission not subsequently revoked prior to the Closing Date); and

4.1.2	delivery to the Joint Placing Agents of opinions, dated the Closing Date of:
(i)	Conyers Dill & Pearman, legal advisers to the Company as to the laws of the Cayman Islands, in form and substance satisfactory to the Joint Placing Agents;

(ii)	Slaughter and May, legal advisers to the Company as to Hong Kong law, in form and substance reasonably satisfactory to the Joint Placing Agents;

(iii)	Wilson, Sonsini, Goodrich & Rosati, P.C., special U.S. Federal securities law counsel to the Company as to certain U.S. Federal securities law in the form set forth in Schedule 2, in form and substance satisfactory to the Joint Placing Agents; and

(iv)	Linklaters, legal advisers to the Joint Placing Agents as to certain U.S. Federal securities law, in form and substance satisfactory to the Joint Placing Agents,
(together, the “Conditions”).
4.2	The Company shall, as soon as is reasonably practicable, apply to the Stock Exchange for the granting of listing of, and permission to deal in, the Placing Shares and the Company shall obtain the granting of such listing and permission to deal by the Listing Committee as soon as is reasonably practicable and will inform the Joint Placing Agents promptly following the granting of the same. The Company shall furnish such information, supply such documents, pay such fees and do all such acts and things as may reasonably be required by the Joint Placing Agents, the SFC and/or the Stock Exchange in connection with the fulfilment of the Condition set out in Clause 4.1.1, including without limitation, a certified true copy of the listing approval granted by the Listing Committee. J.P. Morgan (on behalf of the Joint Placing Agents) shall provide to the Stock Exchange as required by the Listing Rules a placees list and any information or document requested by the Stock Exchange in connection wit the fulfilment of the Condition set out in Clause 4.1.1, in a form satisfactory to the Stock Exchange as soon as practicable.
4.3	If the Conditions are not fulfilled within 10 Business Days after the date of this Agreement or such later date as may be agreed between the Company and the Joint Placing Agents, the obligations and liabilities of the Joint Placing Agents and the Company under the Placing shall be null and void and neither the Company nor the Joint Placing Agents shall have any claim against the other for costs, damages, compensation or otherwise (other than for any antecedent breach of this Agreement).

5	COMPLETION OF THE PLACING

5.1	Subject to the fulfilment of the Conditions, completion of the Placing shall take place on the Closing Date (“Completion”).

5.2	On or prior to 9:30 a.m. on the Closing Date, the Company shall allot and issue to HKSCC Nominees Limited the Placing Shares and shall deliver to J.P. Morgan (on behalf of the Joint Placing Agents) (i) copies of the board resolution authorising the issue and allotment of the Placing Shares; (ii) copies of the instruction letters and placing forms issued by the Company to its share registrars required for the deposit by the Joint Placing Agents of the Placing Shares in CCASS as directed by J.P. Morgan upon consultation with RBS; and (iii) the approval for listing and dealing in the Placing Shares issued by the Stock Exchange. The Joint Placing Agents shall render appropriate assistance to the Company for such purpose.

5.3	On or prior to 9:00 a.m. on the Closing Date, RBS shall make or procure the making of payment in Hong Kong dollars, in immediately available funds, to J.P. Morgan of an amount equivalent to the Placing Price multiplied by the number of Placing Shares placed by it less the amounts payable to RBS as referred to in Clause 7.1.
5.4	Against compliance with the provisions of Clauses 5.2 and 5.3, J.P. Morgan (for itself and on behalf of the Joint Placing Agents) (or its nominees or agents) shall before 9:30 a.m. on the Closing Date make or procure the making of payment in Hong Kong dollars in immediately available funds to the Company of an amount equivalent to the Placing Price multiplied by the number of Placing Shares placed by the Joint Placing Agents (less the amounts payable to them referred to in Clause 7.1) to the following bank account:
Account: Semiconductor Manufacturing International Corporation
Bank account no.: 9003100031867 (HKD)
Bank name: BANK SINOPAC, Hong Kong Branch
SWIFT Code: SINOHKHH
Branch Code: 241
The payment of such monies shall constitute a complete discharge of the obligations of the Joint Placing Agents to procure the placing of the Placing Shares hereunder. The Company acknowledges that payment to such bank account shall constitute full and final discharge of the Joint Placing Agents’ respective obligations to pay the consideration for the Placing Shares hereunder, and the Joint Placing Agents shall not be concerned with any allocation of such monies by the Company following payment.
5.5	The Company hereby acknowledges that each Joint Placing Agent in performing its respective obligations and functions under Clauses 2 and 5, is authorised to appoint one or more sub-placing or selling agents in the United States and/or elsewhere and that such agents shall be agents of the Company in despatching documents relating to the Placing to Placees and the Company hereby authorises and confirms that it will, on the terms of and subject to the provisions of this Agreement, as soon as practicable upon request by the Placing Agent ratify and approve all actions lawfully, properly and reasonably taken or to be taken by such agents and the Placing Agent in connection with the Placing in accordance with or in anticipation of the terms of this Agreement. All fees of such agents shall be paid and borne by the Joint Placing Agent severally out of the commissions, costs, charges and expenses payable by the Company under Clause 7. Any Joint Placing Agent may enter into any agreements with any of the agents for such purpose PROVIDED THAT such Joint Placing Agent shall remain responsible for any act or omission carried out by such agent in the performance of the respective obligations of the Joint Placing Agent hereunder.

5.6	The Placing Shares shall be offered by the Joint Placing Agents as agents for the Company at the Placing Price (together with such brokerage, SFC transaction levy and Stock Exchange trading fee payable by the Placees). Any transaction carried out by a Joint Placing Agent (and any agents referred to in Clause 5.5) under and in accordance with this Agreement on behalf of the Company shall constitute a transaction carried out at the request of the Company, as its agent and not in respect of or for the benefit of the Joint Placing Agent’s own account and the Joint Placing Agent shall not be responsible to third parties for any loss or damage to any such persons arising from any such transaction.

5.7	The Placing Shares shall be allotted, issued and fully paid and rank pari passu in all respects with the other Shares then in issue, free from all pledges, liens, charges,

mortgages, security interests, adverse claims and encumbrances, and together with all rights attaching to them as at the date hereof, including the right to receive all dividends declared, made or paid on or after the date hereof.
6	UNDERTAKINGS OF THE COMPANY

6.1	The Company shall make all appropriate disclosures pursuant to, and will comply in all respects with all applicable laws, regulations and directions (including without limitation the Listing Rules, the Takeovers Code and the SFO) and all requirements of the Stock Exchange, the SFC or any other applicable regulatory body in connection with the Placing.

6.2	The Company shall, as soon as reasonably practicable, provide the Joint Placing Agents upon request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Company and/or any other member of the Group or otherwise as may be reasonably required by the Joint Placing Agents in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defence to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of the Stock Exchange, the SFC or any other applicable regulatory body. In addition, the Company undertakes and agrees that up to the Closing Date it will forthwith notify the Joint Placing Agents of any change affecting, or if at any time anything has occurred which would or would be likely to render untrue, inaccurate, misleading or breached in any respect, any of the representations, warranties and undertakings referred to in Clause 8.

6.3	The Company shall procure that particulars of every significant new factor known to it which is capable of materially and adversely affecting the Placing and which arises between the date hereof and the Closing Date shall be promptly provided to the Joint Placing Agents.

6.4	Without prejudice to the foregoing obligations, the Company undertakes with each of the Joint Placing Agents that it shall do all such other acts and things as may be reasonably required to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.

6.5	The Company undertakes to each of the Joint Placing Agents that for a period commencing on the date of this Agreement and ending on the date falling on 90 days after the Closing Date (inclusive), the Company will not, except for the issue of the Placing Shares and save pursuant to (1) the terms of any employee share option scheme of the Company or any other scheme that has been publicly announced or disclosed by the Company as of the date of this Agreement; (2) bonus or scrip dividend or similar arrangements which provide for the allotment of Shares in lieu of the whole or part of a dividend on Shares of the Company in accordance with its articles of association; (3) the issue of Shares to Datang pursuant to any exercise of pre-emptive rights by Datang under the Share Purchase Agreement dated 6 November 2008 entered into between the Company and Datang and the issue of further Shares as further described in the Announcements and (4) any issue of Shares and/or warrants to TSMC pursuant to (a) any exercise by TSMC of its pre-emptive rights under the Share and Warrant Issuance Agreement dated 9 November 2009 between the Company and TSMC (the “TSMC Share and Warrant Agreement”), (b) any exercise by TSMC of, and pursuant to the adjustment provisions under, the warrant to be issued by the Company pursuant to the Warrant Agreement dated 5 July 2010 between the Company and TSMC, (c) the offering, allotment or issue of any Shares and/or warrants pursuant to any request of TSMC as an alternative transaction under the TSMC Share and Warrant Agreement and (d) the TSMC Share and Warrant Agreement as contemplated under the section entitled “Closing” thereunder:
6.5.1	allot or issue or offer to allot or issue or grant any option, right or warrant to subscribe for (either conditionally or unconditionally, or directly or indirectly, or otherwise) any Share(s) or any interests in Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to Shares or interest in Shares; or

6.5.2	agree (conditionally or unconditionally) to enter into or effect any such transaction with the same economic effect as any of the transactions described in Clause 6.5.1 above; or

6.5.3	announce any intention to enter into or effect any such transaction described in Clauses 6.5.1 or 6.5.2 above, without first having obtained the written consent of the Joint Placing Agents (such consent not to be unreasonably withheld or delayed).
7	PAYMENT OF FEES, COMMISSIONS AND EXPENSES

7.1	In consideration of the services of the Joint Placing Agents in relation to the Placing, the Company shall pay to J.P. Morgan (on behalf of the Joint Placing Agents):
7.1.1	a commission of 3.0% of the amount equal to the Placing Price multiplied by the number of Placing Shares, which total amount will be retained as to 90 per cent. by J.P. Morgan and as to 10 per cent. by RBS. J.P. Morgan (on behalf of the Joint Placing Agents) is hereby authorised to deduct the commission payable to J.P. Morgan (on behalf of the Joint Placing Agents) pursuant to this Clause 7.1 from the payment to be made by it to the Company pursuant to Clause 5.4 and out of which the Joint Placing Agents agree to pay all brokerage fees and all expenses of the Placing other than those specified in this Clause 7.1 and in Clause 7.4;

7.1.2	any printing or publishing costs associated with the Placing and the issue of the Announcement and all costs and expenses in relation to depositing the Placing Shares into CCASS, all charges, fees and expenses of the Company’s share registrars in Hong Kong including, without limitation, its fees and expenses in effecting the issue of certificates therefor in board lots, to the Placees or, where applicable, the Joint Placing Agents or their nominees, which amounts J.P. Morgan (on behalf of the Joint Placing Agents) is hereby authorised to deduct from the payments to be made by it to the Company pursuant to Clause 5.4 for the purposes of paying on the Company’s behalf such costs, charges, fees and expenses, which the Joint Placing Agents hereby undertake to do so on a prompt basis after such deduction;

7.1.3	the Company’s share of SFC transaction levy at the prevailing applicable rate and the Company’s share of Stock Exchange trading fee at the prevailing applicable rate on the amount equal to the Placing Price multiplied by the number of Placing Shares actually placed out which amounts J.P. Morgan (on behalf of the Joint Placing Agents) is hereby authorised to deduct from the payments to be made by the Joint Placing Agents to the Company pursuant to Clause 5.4; and

7.1.4	the costs and expenses incurred by the Joint Placing Agents (including but not limited to legal costs) in connection with the Placing up to a maximum of US$200,000 and J.P. Morgan (on behalf of the Joint Placing Agents) is hereby authorised to deduct such sums from the payments to be made by the Joint Placing Agents to the Company pursuant to Clause 5.4.
7.2	If this Agreement is terminated pursuant to Clause 10 or if for any reason the Placing is not completed (including pursuant to Clause 4.3) the Company shall remain liable to the Joint Placing Agents for the payment of all costs, charges and expenses referred to in Clauses 7.1.2 and 7.1.4 and for the SFC transaction levy and Stock Exchange trading fee referred to in Clause 7.1.3 to the extent already incurred.

7.3	The Company hereby acknowledges that, in addition to the commissions, costs, charges and expenses referred to in Clause 7.1, the Joint Placing Agents shall be entitled to keep for their respective own account any brokerage fees or commission in excess of the Placing Price that they may receive from the Placees procured by them respectively.

7.4	All payments to be made by the Company to J.P. Morgan (on behalf of the Joint Placing Agents) pursuant to this Agreement shall be denominated in Hong Kong dollars free and clear of, and without deduction or withholding for or on account of tax, unless the Company is required by applicable law to make payment subject to the deduction or withholding of tax, in which case, the amount payable to J.P. Morgan (on behalf of the Joint Placing Agents) shall be increased to the extent necessary to ensure that, after making such deduction or withholding, J.P. Morgan (on behalf of the Joint Placing Agents) receives and retains a net sum equal to the sum which it would have received and retained had no such deduction or withholding been made or required to be made.

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	In consideration of the Joint Placing Agents entering into this Agreement and agreeing to perform their respective obligations hereunder, the Company hereby warrants and undertakes to each of the Joint Placing Agents as follows:
8.1.1	all statements of fact contained in the Announcements (including but not limited to the disclosure on the use of proceeds) are true and accurate in all material respects and all statements of opinion, intention, expectation or estimates of the Directors in relation to the Company and/or any other member(s) of the Group contained therein (if any) are truly and honestly held and have been made on reasonable grounds after due and careful consideration, and the Announcements do not include an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect;

8.1.2	save for the matters set out in the Announcement, the Company is not in possession of any non-public information relating to the Company, any other member of the Group or their respective businesses the release of which could materially affect the trading price of the Shares and there is not in existence any material or information relating to the Company which will be required to be but has not been disclosed by the Company under the Listing Rules or the Exchange Act. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the Company’s most recent annual report or subsequent public information releases (the “Company Information”) which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group; the Company Information does not include any untrue statement of a material fact or omit to state any fact necessary in order to make the statements therein not misleading in any material respect;

8.1.3	all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Company, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the Placing or the Company and all publicly available information and records of the Company (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

8.1.4	save as disclosed in the Company Information, there is no claim, litigation, arbitration, prosecution or other legal proceedings or investigation or enquiry in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Company is aware) the Company’s executive director nor, so far as the Company is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Company’s executive director, which in any such case would have or have had a material adverse effect on the condition, financial, trading or otherwise, or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company and the Group as a whole or which is material for disclosure in the context of the Placing;

8.1.5	save as disclosed in the Company Information, there has been no material adverse change, or any development involving or reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company or the Group as a whole since 31 December 2009;

8.1.6	each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of any member of the Group;

8.1.7	the Placing Shares shall be allotted, issued and fully paid and rank pari passu in all respects with the other Shares then in issue, free from all pledges, liens, charges, mortgages, security interests, adverse claims and encumbrances, and together with all rights attaching to them as at the date hereof, including the right to receive all dividends declared, made or paid on or after the date hereof;

8.1.8	each member of the Group has obtained such authorisations and licences (if any) as are required under the provisions of any applicable law in connection with the operation of its business and there is no breach by any member of the Group of the provisions of any ordinance, statute or regulation governing such authorisations or licences nor is there any reason why any such authorisation or licence should be withdrawn or cancelled;

8.1.9	the Company is not in breach of any rules, regulations or requirements of the Stock Exchange and, in particular, the Company has complied at all times with the disclosure requirements under the Listing Rules, save for any breach or non-compliance which is not material in the context of the Placing;

8.1.10	save as disclosed in the Company Information, there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Group (taken as a whole) or which is material in the context of the Placing;

8.1.11	no material outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group;

8.1.12	save as disclosed in the Company Information, no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default of its constitutional documents or any contract or agreement which may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company or of the Group (taken as a whole) or which is material in the context of the Placing; neither this Agreement nor the Placing will constitute or give rise to a breach of or default under the constitutional documents or any agreement or other arrangement to which any member of the Group is party or give rise to any rights of any third party in respect of any assets of the Company or of the Group;

8.1.13	the copy of the audited consolidated accounts for the Group for the financial year ended on 31 December 2009 which has been provided to the Joint Placing Agents prior to the execution of this Agreement:
(i)	have been prepared on a recognised and consistent basis and in accordance with generally accepted accounting principles, standards and practice in the United States;

(ii)	comply with the Companies Ordinance and all other applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Group and of its results for the period in question;

(iii)	are not affected by any unusual or non-recurring items and do not include transactions not normally undertaken by the relevant member of the Group (save as disclosed in the said relevant accounts); and

(iv)	make adequate provision for all Taxation whether in Hong Kong or any other part of the world in respect of all accounting periods ended on or before the respective date for which the relevant member of the Group was then or might at any time thereafter become or have been liable;
8.1.14	the Company has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes legally binding and enforceable obligations of the Company in accordance with its terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity; there is no authorisation, consent, approval, licence or notification required for the purposes of or as a consequence of the Placing either from governmental, regulatory or other public bodies (including, without limitation, the Stock Exchange except for the approval for the listing of and permission to deal in the Placing Shares by the Stock Exchange) or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is a party;

8.1.15	the compliance by the Company with all of the provisions of this Agreement, the allotment and issue of the Placing Shares as well as the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of, or result in any third party consent being required under, any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, decree, regulation or law to or by which any member of the Group is a party or to which any of the property or assets of any member of the Group is subject, or any statute or any order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance, the Listing Rules, the Takeovers Code or any judgment, decree or order of any court or governmental agency or body having jurisdiction over any member of the Group or the property or assets of any member of the Group;

8.1.16	except for the employee share options and restricted share units of the Company in issue as at the date of this Agreement and the Shares and warrants to be issued to TSMC under the TSMC Share and Warrant Agreement, no unissued share capital of any member of the Group is under any option or agreed conditionally or unconditionally to be put under any option and, other than Datang and TSMC, no person has an outstanding warrant, pre-emptive right or any other right of any description to require shares to be allotted or issued by any member of the Group;

8.1.17	the Company has read and understood the Professional Investor Treatment Notice and acknowledges and agrees to the representations, waivers and consents contained in the Professional Investor Treatment Notice, in which the expressions “you” or “your” shall mean “the Company”, and “us” or “our” shall mean the Joint Placing Agents;

8.1.18	neither the Company, its affiliates (as defined in Rule 501(b) of Regulation D) nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given):

(i)	directly or indirectly has made or will make offers or sales of any security, or directly or indirectly has solicited or will solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Placing Shares under the Securities Act; or

(ii)	directly or indirectly, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Placing Shares in the United States;
8.1.19	neither the Company, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given) has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Placing Shares;

8.1.20	neither the Company, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf, directly or indirectly, has taken or will take any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any shares or other security of the Company to facilitate the sale or resale of the Placing Shares;

8.1.21	the Company will arrange for the qualification of the Placing Shares for offer and sale by the Joint Placing Agents through their respective affiliates or agents under the laws of such States of the United States or other jurisdictions as the Joint Placing Agents may reasonably designate and shall maintain such qualifications in effect so long as required for the sale of the Placing Shares; provided, however, that, in connection therewith, the Company shall not be obliged to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which they are not qualified. The Company will promptly advise the Joint Placing Agents of the receipt by the Company of any notification with respect to the suspension of the qualification of the Placing Shares, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

8.1.22	the Company is not, and as a result of the Placing contemplated herein will not be, an “investment company” under, and as such term is defined in, the Investment Company Act;

8.1.23	the Company is not, and does not intend to become, and will not as a result of the Placing or otherwise become, a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code;

8.1.24	the Company is a “foreign issuer” (as such term is defined in Regulation S of the Securities Act) and reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S of the Securities Act) in the Shares;

8.1.25	none of the members of the Group, nor to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of any member of the Group is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and all of the members of the Group and its affiliates and, to the knowledge of the Company and each member of the Group, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;
8.1.26	the operations of each member of the Group are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any member of the Group with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company and the Group, threatened;

8.1.27	none of the members of the Group nor, to the knowledge of the Group, its respective affiliates, the Company, any director, officer, agent, employee, affiliate or person acting on behalf of any member of the Group is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (including but not limited to the designation as a “specially designated national or blocked person” thereunder), Her Majesty’s Treasury, or the European Union; and none of members of the Group will directly or indirectly use the proceeds of the Placing, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC (including but not limited to the designation as a “specially designated national or blocked person” thereunder), Her Majesty’s Treasury, or the European Union;

8.1.28	each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a material adverse effect. For the purpose of this Clause 8.1.28, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority; and

8.1.29	(i) the placing of the Placing Shares pursuant to this Agreement, including the determination of any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Joint Placing Agents, on the other hand; (ii) in connection with the Placing, each of the Joint Placing Agents is and has been acting solely as an agent and not as a fiduciary of the Company or its stockholders, creditors, employees or any other party; (iii) none of the Joint the Placing Agents has assumed nor will it assume an advisory or fiduciary responsibility in favour of the Company with respect to the Placing or the process leading thereto (irrespective of whether any of the Joint Placing Agents has advised or are currently advising the Company on other matters) and none of the Joint Placing Agents has any obligation to the Company with respect to the Placing except the obligations expressly set forth in this Agreement; (iv) each of the Joint Placing Agent and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company; and (v) none of the Joint Placing Agents has provided any legal, accounting, regulatory or tax advice with respect to the Placing and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Company and any of the Joint Placing Agents with respect to the subject matter of this Clause 8.1.29.
8.2	The representations, warranties and undertakings set out in Clause 8 are given as at the date hereof and repeated at Closing, with reference in each case to the facts and circumstances then subsisting. The Company undertakes to notify the Joint Placing Agents of any matter or event coming to its attention prior to Completion which shows or may show any of the representations, warranties and undertakings set out in Clause 8.1 to be or to have been untrue, inaccurate or misleading.

8.3	Save as a result of its own gross negligence, fraud or wilful default, a Joint Placing Agent shall not be responsible for and no claim shall be made against such Joint Placing Agent by the Company to recover any damage, cost, charge or expense which the Company may suffer or incur by reason of or arising out of the carrying out by the Joint Placing Agent of any work pursuant to its obligations hereunder, or for any alleged insufficiency of the Placing Price or otherwise in connection with the Placing.

8.4	The rights and remedies of each Party in respect of the representations, warranties and undertakings referred to in Clause 8 shall not be affected by:
8.4.1	Completion;

8.4.2	any investigation made into the affairs of any Party or any knowledge held or gained of any such affairs by or on behalf of the other Parties; or

8.4.3	termination of this Agreement or any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the other Parties.
9	INDEMNITY

9.1	The Company undertakes to indemnify and hold harmless each of the Joint Placing Agents and each of their respective agents, subsidiaries, affiliated or associated companies, their respective directors, officers, employees and agents including, but not limited to, the directors, officers, employees and controlling persons within the meaning of the Securities Act, as the case may be, of each of the Joint Placing Agents and each of their respective affiliates within the meaning of the Securities Act or the U.S. Securities Exchange Act of

1934 (and shall include the partners of any such affiliates) (the “Indemnified Parties”) against all or any costs, expenses (including legal fees), fees, claims, claims, actions, liabilities, demands, proceedings or judgments (including, but not limited to, all such losses, costs, charges or expenses suffered or incurred in disputing or defending any costs, fees, claims, actions, liabilities, demands, proceedings or judgments (the “Proceedings”) and/or in establishing its rights to be indemnified pursuant to this Clause 9 and/or in seeking advice in relation to any Proceedings brought or established or threatened to be brought or established against any of the Indemnified Parties by any Placee or by any governmental agency, regulatory body or other person (the “Losses”)):
9.1.1	directly or indirectly arising out of or in connection with or based on any breach or alleged breach by the Company of any of the representations, warranties and undertakings contained in this Agreement; or
9.1.2	which are, directly or indirectly, resulting from or are attributable to the performance by the Joint Placing Agents of their respective obligations under this Agreement in relation to the Placing and which do not in any such case arise from their own gross negligence, fraud or wilful default as determined by final judgment of a court of competent jurisdiction.
9.2	The indemnities contained in Clause 9.1 shall remain in full force and effect notwithstanding Completion in accordance with the terms and conditions herein contained, shall be in addition to any liability which the Company may have and shall extend to include all costs, charges and expenses which the Joint Placing Agents and/or any of the Indemnified Parties may reasonably incur or pay in disputing, settling or compromising any matter to which the indemnity might relate and in establishing the right to indemnification pursuant to this clause in respect of any matter. The Company shall not, without the prior written consent of the Joint Placing Agents, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

9.3	If a Joint Placing Agent becomes aware of any claim which is relevant for the purposes of Clause 9.1, it will as soon as reasonably practicable give notice in writing thereof to the other Joint Placing Agent and the Company and will consult with the other Joint Placing Agent and the Company and, subject to being indemnified against any additional or increased expenses it may suffer or incur as a result of so doing, give full consideration to the views of the other Joint Placing Agent and the Company in relation to the manner in which the Joint Placing Agent shall conduct such claim.

9.4	The Company shall not, and shall procure that no member of the Group shall, at any time prior to or on the Closing Date do or omit to do anything which may cause any of the representations, warranties and undertakings set out in Clause 8.1 to be untrue.

10	TERMINATION

10.1	Notwithstanding anything contained in this Agreement, if at any time prior to 9:30 a.m. on the Closing Date:

10.1.1	there develops, occurs or comes into force:
(i)	any new law or regulation or any change or development involving a prospective change in existing laws or regulations in any relevant jurisdiction which in the opinion of the Joint Placing Agents has or is likely to have a material adverse effect on the financial position of the Group as a whole; or

(ii)	any significant change (whether or not permanent) in local, national or international monetary, economic, financial or political conditions which in the opinion of the Joint Placing Agents is or would be materially adverse to the success of the Placing; or

(iii)	any significant change (whether or not permanent) in local, national or international securities market conditions or currency exchange rates or foreign exchange rates or foreign exchange controls which in the reasonable opinion of the Joint Placing Agents is or would be materially adverse to the success of the Placing or make it impracticable or inexpedient to proceed therewith; or

(iv)	a general moratorium on commercial banking activities in Hong Kong, the PRC, London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in Hong Kong, the PRC, Singapore, the United Kingdom or the United States; or

(v)	a change or development involving a prospective change in Taxation which materially adversely affects the Group as a whole or the Placing Shares or the issuance thereof; or

(vi)	any outbreak or escalation of hostilities or act of terrorism involving Hong Kong, the PRC, Singapore, the United Kingdom or the United States or the declaration by Hong Kong, the PRC, Singapore, the United Kingdom or the United States of a national emergency or war; or

(vii)	any suspension of dealings in the Shares on the Stock Exchange or American Depository Shares over the Shares on the New York Stock Exchange for any period whatsoever (other than as a result of the Placing and/or the Announcements); or

(viii)	any moratorium, suspension or material restriction on trading in shares or securities generally on the Stock Exchange, the Shanghai Stock Exchange, the London Stock Exchange or the New York Stock Exchange due to exceptional financial circumstances or otherwise at any time prior to the Closing Date; or
10.1.2	any breach of any of the representations, warranties and undertakings by the Company set out in Clause 6 or Clause 8 comes to the knowledge of any of the Joint Placing Agents or any event occurs or any matter arises on or after the date hereof and prior to the Closing Date which if it had occurred or arisen before the date hereof would have rendered any of such representations, warranties and undertakings untrue or incorrect in any respect, or there has been a breach of, or failure to perform, any other provision of this Agreement on the part of the Company; or

10.1.3	there is any such adverse change, or development involving a prospective adverse change in the general affairs, condition, results of operations or prospects, management, business or in the financial or trading position of the Group as a whole which in the opinion of the Joint Placing Agents is materially adverse to the success of the Placing, then and in any such case, the Joint Placing Agents may terminate this Agreement without liability to any of the Joint Placing Agents and/or the Company (other than for any antecedent breach) by giving notice in writing to the Company, which notice may be given at any time prior to 10:00 a.m. (Hong Kong time) on the Closing Date.

10.2	Without prejudice to any other provisions of this Agreement, the Joint Placing Agents shall have the right exercisable at any time by notice in writing to the Company to terminate this Agreement if any of the Placing Shares are not delivered by or on behalf of the Company in accordance with Clause 5.

10.3	In the event that all of the Joint Placing Agents agree to terminate this Agreement in accordance with Clauses 10.1 or 10.2, all obligations of each of the Parties under this Agreement shall cease and determine and no Party shall have any claim against any other Party in respect of any matter arising out of or in connection with this Agreement except for:
10.3.1	any antecedent breach of any obligation under this Agreement; and

10.3.2	liabilities under Clauses 7.2 and 9.
11	ANNOUNCEMENTS

Save for the Second Announcement and save as required by law or applicable regulation or by the Stock Exchange or the SFC, each of the Parties hereby undertakes to procure that no public announcement or communication to the press or to the Stock Exchange concerning the Placing shall be made by or on behalf of the Company between the date hereof and the Closing Date without the prior written approval (such approval not to be unreasonably withheld or delayed) from the other Parties as to the content, timing and manner of making thereof.

12	TIME OF THE ESSENCE

Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Company and the Joint Placing Agents but as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

13	NOTICES

13.1	All notices delivered hereunder shall be in writing in English and shall be communicated to the following addresses:

If to the Company, to:
Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road

Pudong New Area
Shanghai 201203
The People’s Republic of China
Facsimile: +86-21-3861-0000 (ext 18017)
Attention: Barry Quan
     If to the Joint Placing Agents, to:
J.P. Morgan Securities (Asia Pacific) Limited
28/F Chater House
8 Connaught Road
Central
Hong Kong
Facsimile: +852 2810 8819
Attention: ECM Syndicate Desk
AND
The Royal Bank of Scotland N.V., Hong Kong Branch
38/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Facsimile: +852 2700 5968
Attention: Head of Equities Origination
13.2	Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a Sunday or public holiday shall be deemed to be received on the next Business Day.

14	MISCELLANEOUS

14.1	Each Party undertakes with the other Parties that it shall execute and perform and procure that there are executed and performed such further documents and acts as any other Party may reasonably require to give effect to the provisions of this Agreement.

14.2	This Agreement constitutes the entire agreement and understanding between the Parties in connection with the Placing. This Agreement supersedes all previous agreements or understandings which shall cease to have any further force or effect and no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

14.3	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Joint Placing Agents and the Company. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

14.4	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

14.5	No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

14.6	This Agreement shall be binding upon, and inure solely to the benefit of, each Party and, to the extent provided herein, any directors, officers, employees and controlling persons of each Party, and their heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Placing Shares from any of the Joint Placing Agents shall be deemed a successor or assign by reason merely of such purchase.

14.7	The obligations and liabilities of the Joint Placing Agents pursuant to or in connection with this Agreement shall be several and not joint. None of the Joint Placing Agents shall be liable for any failure on the part of any other Joint Placing Agent to perform any of the other Placing Agent’s obligations under this Agreement. Notwithstanding the foregoing and other than the right to terminate this Agreement pursuant to Clauses 10.1 and 10.2, the Joint Placing Agents shall each be entitled to enforce any or all of its rights in part and in full under this Agreement either alone or jointly with the other Joint Placing Agents.

15	APPLICABLE LAW AND JURISDICTION

15.1	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and each of the Parties hereby irrevocably submits to the non-exclusive jurisdictions of the courts of Hong Kong in any legal suit, action or proceeding arising out of or based upon this Agreement. The Company hereby irrevocably waives any objection which it may now or hereafter have to the service of process or the laying of venue in connection with any such proceedings.

15.2	The Company agrees that the process by which any legal proceedings in Hong Kong are begun may be served on it by being delivered to it at its principal place of business in Hong Kong. If the Company ceases to have a place of business in Hong Kong, the Company shall forthwith appoint a further person in Hong Kong to accept service of process on its behalf in Hong Kong and notify the Joint Placing Agents of such appointment, and, failing such appointment within fifteen days, the Joint Placing Agents shall be entitled to appoint such a person by notice to the Company. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

SIGNED by for and on behalf of SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION in the presence of:	ü ý þ

SIGNED by	ü ý þ
for and on behalf of
J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED
in the presence of:

SIGNED by	ü ý þ
for and on behalf of
THE ROYAL BANK OF SCOTLAND N.V., HONG KONG BRANCH
in the presence of:

SCHEDULE 1
PROFESSIONAL INVESTOR TREATMENT NOTICE
1	You are a Professional Investor by reason of your being within a category of person described in the Securities and Futures (Professional Investor) Rules as follows:
1.1	a trust corporation having been entrusted with total assets of not less than HK$40 million (or equivalent) as stated in its latest audited financial statements prepared within the last 16 months, or in the latest audited financial statements prepared within the last 16 months of the relevant trust or trusts of which it is trustee, or in custodian statements issued to the trust corporation in respect of the trust(s) within the last 12 months;

1.2	a high net worth individual having, alone or with associates on a joint account, a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in a certificate from an auditor or professional accountant or in custodian statements issued to the individual within the last 12 months;

1.3	a corporation the sole business of which is to hold investments and which is wholly owned by an individual who, alone or with associates on a joint account, falls within paragraph 1.2 above; and

1.4	a high net worth corporation or partnership having total assets or at least HK$40 million (or equivalent) or a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in its latest audited financial statements prepared within the last 16 months or in custodian statements issued to the corporation or partnership within the last 12 months.
We have categorised you as a Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Professional Investor in relation to all investment products and markets.

2	As a consequence of categorisation as a Professional Investor, we are not required to fulfil certain requirements under the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code”) and other Hong Kong regulations. While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so.
2.1	Client agreement

We are not required to enter into a written agreement complying with the Code relating to the services that are to be provided to you.

2.2	Risk disclosures

We are not required by the Code to provide you with written risk warnings in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention.

2.3	Information about us

We are not required to provide you with information about our business or the identity and status of employees and others acting on our behalf with whom you will have contact.

2.4	Prompt confirmation

We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

2.5	Information about clients

We are not required to establish your financial situation, investment experience or investment objectives, except where we are providing advice on corporate finance work.

2.6	Nasdaq—Amex Pilot Program

If you wish to deal through the Stock Exchange in securities admitted to trading on the Stock Exchange under the Nasdaq-Amex Pilot Program, we are not required to provide you with documentation on that program.

2.7	Suitability

We are not required to ensure that a recommendation or solicitation is suitable for you in the light of your financial situation, investment experience and investment objectives.
3	You have the right to withdraw from being treated as a Professional Investor at any time in respect of all or any investment products or markets on giving written notice to our Compliance Department.

4	By entering into this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise in the products and markets that you are dealing in and are aware of the risks in trading in the products and markets that you are dealing in.

5	By entering into this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as a Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as a Professional Investor.

6	By entering into this Agreement, you hereby agree and acknowledge that we and the Settlement Agent will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

SCHEDULE 2
FORM OF WSGR OPINION